EXHIBIT 99.1

Spherix Announces Third Quarter 2012 Financial Results

BETHESDA, Md., Nov. 15, 2012 (GLOBE NEWSWIRE) -- Spherix Incorporated (Nasdaq:SPEX) – an innovator in biotechnology for therapy in diabetes, metabolic syndrome and atherosclerosis, and provider of technical and regulatory consulting services to food, supplement, biotechnology and pharmaceutical companies – today reported financial results for the three and nine months ended September 30, 2012.

On November 13, 2012, the Company expanded its Board of Directors to eight board members and will be re-examining its business strategies and exploring strategic alternatives. This effort may result in the divestiture or winding down of certain of our current businesses and the possible entry into a new, as yet unidentified business, including acquisitions.

Financial Results for the Three and Nine Months Ended September 30, 2012

The net loss for the third quarter of 2012 was $0.8 million or $3.69 per share, compared with a net loss of $0.9 million or $7.13 per share for the third quarter of 2011.  Working capital was $3.1 million as of September 30, 2012, compared with $4.6 million as of December 31, 2011. The Company's cash and cash equivalents as of September 30, 2012 were $3.7 million, compared with $4.9 million as of December 31, 2011. In November 2012, Spherix raised $2.6 million in a private placement.

The net loss for the nine months ended September 30, 2012 was $2.7 million or $13.31 per share, compared with a net loss of $2.2 million or $17.13 per share for the nine months ended September 30, 2011.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company under the name Biospherics Research. The Company now leverages its scientific and technical expertise and experience through its two subsidiaries – Biospherics Incorporated and Spherix Consulting, Inc. Biospherics is dedicated to developing and licensing/marketing proprietary therapeutic products for treatment of diabetes, metabolic syndrome and atherosclerosis. Biospherics is exploring new drugs and combinations for treatment of high triglycerides, a risk factor for atherosclerosis, myocardial infarction, and stroke. Spherix's Consulting subsidiary provides scientific and strategic support for suppliers, manufacturers, distributors and retailers of conventional foods, biotechnology-derived foods, medical foods, infant formulas, food ingredients, dietary supplements, food contact substances, pharmaceuticals, medical devices, consumer products and industrial chemicals and pesticides. For more information, please visit www.spherix.com.

The Spherix Incorporated logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=14019

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of our products, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our continuing efforts to develop products may be unsuccessful, our common stock could be delisted from the Nasdaq Capital Market, and other risks and challenges detailed in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2012	2011	2012	2011

Revenue	$ 194,301	$ 198,464	$ 609,966	$ 690,817

Operating expenses
Direct costs	(111,135)	(87,399)	(354,600)	(336,714)
Research and development expense	(107,817)	(371,327)	(617,470)	(1,131,329)
Selling, general and administrative expense	(742,142)	(653,651)	(2,310,163)	(2,271,369)
Total operating expenses	(961,094)	(1,112,377)	(3,282,233)	(3,739,412)

Loss from operations	(766,793)	(913,913)	(2,672,267)	(3,048,595)
Interest income	830	595	2,774	2,680
Other income	--	--	--	53,007
Gain on settlement of obligations	--	--	--	845,000
Loss before taxes	(765,963)	(913,318)	(2,669,493)	(2,147,908)

Income tax expense	--	--	--	(14,485)

Net loss	$ (765,963)	$ (913,318)	$ (2,669,493)	$ (2,162,393)

Net loss per share, basic	(3.69)	(7.13)	(13.31)	(17.13)
Net loss per share, diluted	(3.69)	(7.13)	(13.31)	(17.13)

Weighted average shares outstanding, basic	207,806	128,124	200,547	126,227
Weighted average shares outstanding, diluted	207,806	128,124	200,547	126,227

Condensed Consolidated Balance Sheets

ASSETS	Sept. 30, 2012 (Unaudited)	December 31, 2011
Current assets
Cash and cash equivalents	$ 3,650,037	$ 4,911,350
Trade accounts receivable, net of allowance of $0 and $8,174	156,438	286,065
Other receivables	34,348	293
Prepaid research expenses	--	209,780
Prepaid expenses and other assets	24,166	120,427
Total current assets	3,864,989	5,527,915

Property and equipment, net of accumulated depreciation of $316,438 and $265,502	42,145	91,482
Patents, net of accumulated amortization of $0 and $2,146	--	--
Deposit	25,625	35,625
Total assets	$ 3,932,759	$ 5,655,022

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$ 213,424	$ 269,996
Accrued salaries and benefits	454,393	549,815
Deferred revenue	80,876	72,871
Total current liabilities	748,693	892,682

Deferred rent	44,876	47,675
Total liabilities	793,569	940,357

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par value, 2,000,000 shares authorized; 5,250 series B issued and 1 outstanding at September 30, 2012 and December 31, 2011	--	--
Common stock, $0.01 par value, 2,500,000 shares authorized; 208,207 and 155,150 issued, 207,806 and 154,723 outstanding at September 30, 2012 and December 31, 2011, respectively	2,082	1,551
Paid-in capital in excess of par value	43,418,272	42,324,785
Treasury stock	(464,786)	(464,786)
Accumulated deficit	(39,816,378)	(37,146,885)
Total stockholders' equity	3,139,190	4,714,665
Total liabilities and stockholders' equity	$ 3,932,759	$ 5,655,022
CONTACT: Investor Relations
         Phone: (301) 897-2564
         Email: info@spherix.com